SpectraScience Announces Appointment of Michael Oliver as President and Chief Executive Officer

SAN DIEGO, December 1, 2010 (Marketwire) – SpectraScience, Inc. (OTCBB:SCIE), a San Diego-based medical device company, today announced that as part of its restructuring plan announced on October 25, 2010, its board of directors has appointed Michael Oliver as the Company’s new President and Chief Executive Officer, effective November 29, 2010. Mark McWilliams will continue to serve as Chairman of the Company and Jim Dorst will remain in place as the Company’s Chief Financial Officer and Chief Operating Officer.

Mark McWilliams said that “Michael is an outstanding choice to lead SpectraScience into the next phase of its operating and business plan and we expect to continue with a smooth transition through this important milestone in the Company’s succession plan.”

Mr. Oliver, 62, has more than 20 years of experience in the medical device industry, and has been a member of four separate management teams that took over struggling medical device companies, increased their revenues and profitability and sold them to strategic buyers. In these companies Mr. Oliver served in the capacity of head of sales and marketing, and, in two cases held major operational responsibilities as well. Mr. Oliver received his MSA from George Washington University and his BS from the United States Naval Academy.

“We are delighted that Michael will be joining us,” said McWilliams. “His long and proven track record in leadership positions has prepared him well for this role. He is an extremely capable leader with extensive experience in turning around medical device companies. We are confident that he offers the right combination of experience, results and talents for SpectraScience going forward.”

“As chair of the search committee, I had the opportunity to review a number of strong candidates and Michael stood out convincingly as our top choice,” said Stan Pappelbaum, M.D., a member of the Company’s board of directors. “His experience and success leading early-stage medical device companies – coupled with his specific expertise in sales and marketing – made him the clear selection to be SpectraScience’s new President and CEO. We are very pleased that Michael will be assuming leadership of the Company.”

“It is an honor to join SpectraScience as President and Chief Executive Officer, a company with tremendous potential to positively impact the cancer screening and diagnostics industry,” said Mr. Oliver. “I look forward to leading the SpectraScience team and am committed to creating value for the Company, our employees and our shareholders.”

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties that may cause SpectraScience's actual results to differ materially from results discussed in forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by SpectraScience in this news release, its most recent Form 10-K and in SpectraScience's other reports filed with the Securities and Exchange Commission ("SEC") that attempt to advise interested parties of the risks and factors that may affect SpectraScience's business. These forward-looking statements are qualified in their entirety by the cautions and risk factors filed by SpectraScience in its annual report on Form 10-K and other documents.

About SpectraScience, Inc.

SpectraScience is a San Diego based medical device company that designs, develops, manufactures and markets spectrophotometry systems capable of determining whether tissue is normal, pre-cancerous or cancerous without physically removing tissue from the body. The WavSTAT™ Optical Biopsy System uses light to optically scan tissue and provide the physician with an immediate analysis. With FDA approval for sale in the U.S. and the CE Mark for the European Union, the WavSTAT System is the first commercially available product that incorporates this innovative technology for clinical use. The Company's LUMA imaging technology has received FDA approval for an optical non-invasive system that is proven to more effectively detect cervical cancer precursors than conventional methods available in the market today.

Contact:

SpectraScience,Inc.
Michael Oliver, President and Chief Executive Officer
(858) 847-0200

Jim Dorst, Chief Financial Officer and Chief Operating Officer
(858) 405-9933

Hayden Communications
Investor Relations
Todd Pitcher
(858) 518-1387